EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Waste Management, Inc. Employee Stock Purchase Plan of our reports dated February 20, 2006, with respect to the consolidated financial statements and schedule of Waste Management, Inc., and Waste Management, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Waste Management, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2005, filed with the Securities and Exchange Commission.
/s/ ERNST & YOUNG LLP
Houston, Texas
June 27, 2006